                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                        (Amendment No.                )*
                                       ---------------

                                 ANCHOR GAMING
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   033037102
                  ---------------------------------------------
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Schedule is filed pursuant to Rule 13d-1(b).


SEC 1745 (2/92)                Page 1 of 7 pages
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CUSIP No. 033037102                    13G                   Page 2 of 7 Pages
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wanger Asset Management, L.P. 36-3820584

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          635,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          635,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      635,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA
------------------------------------------------------------------------------
                     * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 033037102                    13G                   Page 3 of 7 Pages
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wanger Asset Management, Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          635,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          635,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      635,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------
                     * SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)        Name of Issuer:

                          Anchor Gaming


Item 1(b)        Address of Issuer's Principal Executive Offices:

                          815 Pilot Road, Suite G
                          Las Vegas, Nevada 89119


Item 2(a)        Name of Person Filing:

                          Wanger Asset Management, L.P. ("WAM")
                          Wanger Asset Management Ltd., the general partner of
                             WAM ("WAM LTD.")


Item 2(b)        Address of Principal Business Office:

                          WAM and WAM LTD. are both located at:

                          227 West Monroe Street, Suite 3000
                          Chicago, Illinois  60606


Item 2(c)        Citizenship:

                          WAM is a Delaware limited partnership; and WAM LTD. is a Delaware corporation.


Item 2(d)        Title of Class of Securities:

                          Common Stock


Item 2(e)        CUSIP Number:

                          033037102


Item 3           Type of Person:

                    (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; and WAM LTD. is the General Partner of the Investment Adviser.

                               Page 4 of 7 Pages
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Item 4          Ownership (at December 31, 1999):
                                             --

                          (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                               635,000

                          (b)  Percent of class:

                               5.3%

                          (c)  Number of shares as to which such person has:

                                     (i)  sole power to vote or to direct the
                                          vote:  none
                                    (ii)  shared power to vote or to direct the
                                          vote:  635,000
                                   (iii) sole power to dispose or to direct the disposition of: none
                                    (iv)  shared power to dispose or to direct
                                          disposition of:  635,000


Item 5          Ownership of Five Percent or Less of a Class:

                          Not Applicable


Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                          The shares reported herein have been
                          acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM LTD. are entitled to receive all dividends from, and proceeds from the sale of, those shares.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

                          Not Applicable


Item 8          Identification and Classification of Members of the Group:

                          Not Applicable


Item 9          Notice of Dissolution of Group:

                          Not Applicable



                               Page 5 of 7 Pages
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Item 10          Certification:

                          By signing below I certify that, to the best
                 of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 6 of 7 Pages
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                                   Signature
                                   ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 11, 2000


               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                      WANGER ASSET MANAGEMENT, LTD.
                                       for itself and as general partner of
                                       WANGER ASSET MANAGEMENT, L.P.



                                      By:  /s/ Bruce H. Lauer
                                          ----------------------------------
                                               Bruce H. Lauer
                                               Vice President



                               Page 7 of 7 Pages